                                                                 EXHIBIT (a)(84)

FOLGER LEVIN & KAHN LLP
Michael A. Kahn (SB# 057432)                                  ENDORSED
Gregory D. Call (SB# 120483)                                    FILED
Jonathan K. Sobel (SB# 148059)                             ALAMEDA COUNTY
Michael F. Kelleher (SB# 165493)
Embarcadero Center West                                      FEB 25 2004
275 Battery Street, 23rd Floor
San Francisco, CA 94111                              CLERK OF THE SUPERIOR COURT
Telephone: (415) 986-2800                            By    CHARLOTTE MARIN
Facsimile: (415) 986-2827                            ---------------------------
                                                                     Deputy
CLEARY, GOTTLIEB, STEEN & HAMILTON
Max Gitter (pro hac vice)
Mitchell A. Lowenthal (pro hac vice)
Christopher H. Lunding (pro hac vice)
One Liberty Plaza
New York, NY 10004
Telephone: (212) 225-2000
Facsimile: (212) 225-3999

MANDELL MENKES & SURKDYK LLC
Steven P. Mandell (pro hac vice)
Stephen J. Rosenfeld (pro hac vice)
333 W. Wacker Drive, Suite 300
Chicago, Illinois 60606
Telephone: (312) 251-1000
Facsimile: (312) 251-1010

Attorneys for Plaintiffs PEOPLESOFT, INC. and
J.D. EDWARDS & COMPANY


                   SUPERIOR COURT OF THE STATE OF CALIFORNIA

                               COUNTY OF ALAMEDA


PEOPLESOFT, INC., a Delaware         |     Case No. RG03101434
corporation, and J.D. EDWARDS &      |
COMPANY, a Delaware corporation,     |     ORDER DENYING DEFENDANTS'
                                     |     MOTION TO STRIKE PORTIONS OF
             Plaintiffs,             |     PLAINTIFFS' SECOND AMENDED
                                     |     COMPLAINT
    v.                               |
                                     |     Date:     February 25, 2004
ORACLE CORPORATION, a Delaware       |     Time:     3:00 p.m.
corporation, PEPPER ACQUISITION      |     Dept.:    22
CORP., a Delaware corporation, and   |     Judge:    Hon. Ronald M. Sabraw
DOES 1-100, inclusive,               |
                                     |
             Defendants.             |
                                     |
-------------------------------------

 FOLGER LEVIN &
    KAHN LLP
ATTORNEYS AT LAW


[PROPOSED] ORDER DENYING DEFENDANTS' MOTION TO STRIKE PORTIONS OF PLAINTIFFS' SECOND AMENDED COMPLAINT; CASE NO. RG03101434

     Defendants' Motion to Strike Portions of Plaintiffs' Second Amended Complaint filed by Oracle Corporation and Pepper Acquisition Corp. (collectively, "Oracle") was set for hearing on February 25, 2004 at 3:00 p.m. in Department 22 before the Honorable Ronald M. Sabraw.

     After full consideration of the moving, opposition, and reply papers, the authorities submitted by counsel, all matters that were requested to be judicially noticed, and counsels' oral arguments, and good cause appearing therefore,

     IT IS HEREBY ORDERED THAT:

     The tentative ruling is hereby adopted and affirmed: Defendants' Motion to Strike Portions of Plaintiffs' Second Amended Complaint is DENIED. (The tentative ruling is incorporated as if set forth in full herein, and a copy of which is attached hereto as Exhibit A.)


Dated: February 25, 2004                        /s/ Ronald M. Sabraw
                                       ----------------------------------------
                                                Hon. Ronald M. Sabraw


FOLGER LEVIN &      [PROPOSED] ORDER DENYING DEFENDANT'S MOTION TO STRIKE
KAHN LLP            PORTIONS OF PLAINTIFFS' SECOND AMENDED COMPLAINT; CASE NO.
ATTORNEYS AT LAW    RG03101434

EXHIBIT A


PeopleSoft v. Oracle
RG03-101434
2/25/04

Demurrer of Oracle to Second Amended Complaint
Motion of Oracle to strike portions of Second Amended Complaint

                     TENTATIVE DECISION -- MOTION TO STRIKE
                     --------------------------------------

Motion of Oracle to strike portions of Second Amended Complaint is DENIED.

The Court may lawfully provide the relief sought by Plaintiff. The Court has broad authority under Business and Professions Code 17203 and 17535 to determine an appropriate remedy. ABC Internat. Traders, Inc. v. Matsushita Electric Corp.
(1997) 14 Cal. 4th 1247, 1270 (Legislature provided the "courts with broad equitable powers to remedy violations under section 17203."); Brockey v. Moore
(2003) 107 Cal. App. 4th 86, 102- (Stating that section 17203 "allows trial courts great latitude in protecting the public and making the victims of unfair competition whole," and affirming wide ranging injunctive relief.); Consumers Union of U.S., Inc. v. Alta-Dena Certified Dairy (1992) 4 Cal. App. 4th 963, 872 ("Both the unfair competition law and the false advertising act contain broad remedial provisions which authorize the courts to correct violations. ... The remedial power granted under these sections is extraordinarily broad. Probably because false advertising and unfair business practices can take many forms, the Legislature has given the courts the power to fashion remedies to prevent their "use or employment" in whatever context they may occur.").

The Court has the discretion to provide the relief sought by Plaintiff. How the Court will exercise that discretion will depend on the facts of the case and whether the relief sought would serve to remedy any proven unlawful, unfair, or fraudulent business practice. It is simply too early in the case for the Court to limit its options for providing relief. This is not a case such as Diaz v. Kay-Dix Ranch (1970) 9 Cal.App.3d 588, where the Court found that even if the plaintiffs could prove their claims the court would not provide the injunctive relief sought because of the burdens on defendants and the Court and the availability and comparative efficacy of federal enforcement.

The Court notes that although there is no published case holding that California courts may enjoin tender offers, Delaware law suggests that state courts of equity can enjoin tender offers because of violations of state law. Eisenberg v. Chicago Milwaukee Corp. (1987) 537 A.2d 1051 (granting preliminary injunction against self tender due to violation of state law); AC Acquisitions Corp. v. Anderson, Clayton & Co. (1986) 519 A.2d 103 (granting preliminary injunction against self tender due to violation of state law).